Exhibit 99.1

Joint Filing Agreement

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Class A ordinary shares, US$0.00000005 par value per share, of Canaan Inc., a Cayman Islands company, and that this Agreement may be included as an Exhibit to such joint filing. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of February 14 , 2023.

Nangeng Zhang

By:	/s/ Nangeng Zhang
Name:	Nangeng Zhang

Flueqel Ltd.

By:	/s/ Nangeng Zhang
Name:	Nangeng Zhang
Title:	Authorized Signatory

[Signature Page to the Joint Filing Agreement]